Exhibit 99.1

Goldman Sachs BDC, Inc. Provides Estimated March 31, 2020 Financial Results and Schedules Earnings Release and Conference Call to Announce First Quarter Results

Company Release – April 20, 2020

NEW YORK — (BUSINESS WIRE) — Goldman Sachs BDC, Inc. (the “Company”, “us” or “our”) (NYSE: GSBD) is providing estimates of its financial results for the first quarter ended March 31, 2020 and is announcing that it will report final first quarter financial results after the market closes on Monday, May 11, 2020. The Company will host a conference call on Tuesday, May 12, 2020 at 9:00 am Eastern Time to discuss its financial results.

ESTIMATES OF CERTAIN FIRST QUARTER 2020 FINANCIAL RESULTS

The Company believes that it is important to provide timely transparency to stakeholders in this current environment of volatile financial markets and economic disruption resulting from the recent COVID-19 exigency. Accordingly, the Company is issuing below estimates of certain financial results for the quarter ended March 31, 2020.

(in $ millions, except per share and % data)[1]	Estimated Ranges as of March 31, 2020	As of December 31, 2019
Investment portfolio, at fair value[2]	$1,415.6 - $1,429.8	$1,454.3
Net asset value per share	$14.67 - $14.77	$16.75
Net debt to equity ratio	1.38x -1.42x	1.13x
Cash and cash equivalents	$86.4	$9.4
Unfunded investment commitments	$61.4	$87.2
Investments on non-accrual status (as % of fair value)[2]	0.1% - 0.2%	1.0%
Investments on non-accrual status (as % of amortized cost)[2]	0.8% - 1.0%	2.0%

	Estimated Ranges for the Three Months ended, March 31, 2020	For the Three Months Ended December 31, 2019
Total investment income	$31.7 - $32.3	$35.5
Net investment income after taxes	$18.0 - $18.4	$19.4
Net investment income per share (basic and diluted)	$0.44 - $0.46	$0.48
Earnings (loss) per share (basic and diluted)	$(1.55) - $(1.61)	$0.22

INVESTMENT PORTFOLIO AND VALUATION2

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As of March 31, 2020, the Company had investments in 107 portfolio companies. All of our portfolio companies made their required interest payments except for GK Holdings, Inc. (dba Global Knowledge), which is a provider of IT training and certification courses, primarily in classroom settings. The Company owns an $8.5 million first lien loan and a $3.0 million second lien loan which were issued upon the acquisition of Global Knowledge by a private equity sponsor in 2015. Global Knowledge has underperformed relative to initial expectations and more recently has been significantly impacted by the COVID-19 exigency. In response, Global Knowledge has taken significant actions to increase liquidity and reduce expenses. The Company is working with Global Knowledge and its private equity sponsor to monitor and address its current situation. The Company’s investment in Global Knowledge is 0.7% and 0.5% of the Company’s total investment portfolio at amortized cost and fair value;

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The Company’s investments on non-accrual status declined from 1.0% at fair value as of December 31, 2019 to between 0.1% – 0.2% at fair value as of March 31, 2020. The decline in non-accruals was attributable to the sale of MPI Products LLC (“MPI”) by its private equity sponsor and concurrent realization of the Company’s investment in MPI, partially offset by placement of the Company’s second lien investment in Global Knowledge on non-accrual status. The private equity sponsor that purchased MPI provided it with new capital and the Company received newly issued debt that was placed on accrual status;

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The Company’s investment portfolio continues to be focused on industries and sectors that are generally expected to be more durable than industries and sectors that are more prone to economic cycles. The largest five industries in the investment portfolio are Healthcare Providers and Services, Software, Interactive Media and Services, Healthcare Technology, and IT Services. At fair value, approximately 3.1% of the Company’s investment portfolio is in Hotels, Restaurants and Leisure, Textiles, Apparel and Luxury Goods, Oil, Gas and Consumable Fuels, Airlines, and Multi-line and Specialty Retail industries. Given the unprecedented nature of the COVID-19 exigency and the fiscal and monetary response designed to mitigate strain to businesses and the economy, the operating environment of our portfolio companies is evolving rapidly. The Company continues to closely monitor its investment portfolio in order to be positioned to respond appropriately;

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During the quarter and due to increased market volatility and wider credit spreads as a result of the COVID-19 crisis, the Company marked down the value of the investment portfolio, resulting in a decline in net asset value of approximately 12%. The decline in fair value of the investment portfolio was primarily attributable to an increase in market spreads of comparable assets. Changes in market spreads are an important input into the Company’s valuation methodology.

LIQUIDITY AND CAPITAL RESOURCES

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During the quarter ended March 31, 2020, the Company favorably amended its senior secured revolving credit facility agreement (the “Secured Revolving Credit Facility”) to reduce the stated interest rate from LIBOR plus 2.00% to LIBOR plus 1.875%, and to extend the final maturity date from February 21, 2023 to February 25, 2025;[3]

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On February 10, 2020, the Company closed a public offering of $360.0 million aggregate principal amount of unsecured notes due 2025 (the “Notes”). The Notes bear interest at a fixed rate of 3.75%. The proceeds from the sale of Notes were used to partially repay the Secured Revolving Credit Facility;

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As of March 31, 2020, the Company had approximately $917.8 million of total principal amount of debt outstanding, comprised of approximately $402.8 million of outstanding borrowings under the Secured Revolving Credit Facility, $155.0 million of unsecured convertible notes and $360.0 million of Notes. This funding mix is weighted toward unsecured debt with 56% of approximately $917.8 million of debt outstanding in unsecured obligations and 44% in secured obligations. None of the Company’s debt is scheduled to mature in the near term. The next scheduled maturity is for the $155.0 million of unsecured convertible notes in 2022;[4,5]

◾	The Company was in compliance with all financial covenants under its debt obligations as of March 31, 2020 and continues to be in compliance through the present date;

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The Company had significant liquidity as of March 31, 2020, with $86.4 million of cash and cash equivalents on its balance sheet and approximately $392.2 million of availability under the Secured Revolving Credit Facility. Unfunded investment commitments were approximately $61.4 million. There have been no material changes in the Company’s liquidity subsequent to quarter end and through the present date.[5]

The estimates described in this press release are subject to the completion of our financial closing procedures and are not a comprehensive statement of our financial results for the three months ended March 31, 2020. These estimates have not been reviewed and approved by the Company’s Board of Directors or its Audit Committee and were prepared by the Company’s management in connection with preparation of its financial statements. The final results may differ materially from these estimates as a result of the completion of our financial closing procedures, including review by the Company’s Board of Directors and its Audit Committee, and final adjustments and other developments arising between now and the time that our financial results for the three months ended March 31, 2020 are finalized. The Company is disclosing these estimates of its interim financial results in a response to the exigencies of the economic crisis precipitated by the COVID-19 crisis. The Company does not expect to regularly disclose such interim estimates going forward and will consider the need to do so, if any, on a quarter-by-quarter basis.

CONFERENCE CALL

The Company will report final results of operations as of and for the three months ended March 31, 2020 after the market closes on Monday, May 11, 2020. The Company will also host an earnings conference call on Tuesday, May 12, 2020 at 9:00 am Eastern Time to discuss its financial results.

All interested parties are invited to participate via telephone or the audio webcast, which will be hosted on the Investor Resources section of GSBD’s website at www.goldmansachsbdc.com.

Conference Call Information:

Domestic: (866) 884-8289

International: +1 (631) 485-4531

Conference ID: 5170749

All participants are asked to dial in approximately 10-15 minutes prior to the call, and reference “Goldman Sachs BDC, Inc.” when prompted.

Replay Information:

An archived replay of the call will be available from approximately 12:00 pm Eastern Time on May 12 through June 12. To hear the replay, please find dial-in numbers listed below. An archived replay will also be available on our webcast link located on the Investor Resources section of our website.

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 5170749

Please direct any questions regarding obtaining access to the conference call to Goldman Sachs BDC, Inc. Investor Relations, via e-mail, at gsbdc-investor-relations@gs.com..

ENDNOTES

[1]	For the quarter ended March 31, 2020, the weighted average shares outstanding was 40,396,319 and the ending shares outstanding was 40,401,637.
[2]	The discussion of the investment portfolio of the Company excludes its investment in a money market fund managed by an affiliate of The Goldman Sachs Group, Inc.
[3]	LIBOR: London Interbank Offered Rate.
[4]	Total debt outstanding excludes netting of debt issuance costs of approximately $9.7 million and approximately $3.7 million, respectively, as of March 31, 2020 and December 31, 2019.
[5]

The Company’s Secured Revolving Credit facility has debt outstanding denominated in currencies other than U.S. Dollars (“USD”). These balances have been converted to USD using applicable foreign currency exchange rates as of March 31, 2020 and December 31, 2019. As a result, the Secured Revolving Credit Facility’s outstanding borrowings and the available debt amounts may not sum to the total debt commitment amount.

ABOUT GOLDMAN SACHS BDC, INC.

Goldman Sachs BDC, Inc. is a specialty finance company that has elected to be regulated as a business development company under the Investment Company Act of 1940. GSBD was formed by The Goldman Sachs Group, Inc. (“Goldman Sachs”) to invest primarily in middle-market companies in the United States, and is externally managed by Goldman Sachs Asset Management, L.P., an SEC-registered investment adviser and a wholly-owned subsidiary of Goldman Sachs. GSBD seeks to generate current income and, to a lesser extent, capital appreciation primarily through direct originations of secured debt, including first lien, first lien/last-out unitranche and second lien debt, and unsecured debt, including mezzanine debt, as well as through select equity investments. For more information, visit www.goldmansachsbdc.com. Information on the website is not incorporated by reference into this press release and is provided merely for convenience.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties, including the impact of COVID-19 on the business, future operating results, access to capital and liquidity of the Company and its portfolio companies. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other similar matters. These statements represent the Company’s belief regarding future events that, by their nature, are uncertain and outside of the Company’s control. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ, possibly materially from our expectations, include, but are not limited to, the risks, uncertainties and other factors we identify in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in filings we make with the Securities and Exchange Commission, and it is not possible for us to predict or identify all of them. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Goldman Sachs BDC, Inc.

Investor Contact: Florina Mendez, 917-343-7823

Media Contact: Patrick Scanlan, 212-902-6164

Source: Goldman Sachs BDC, Inc.